Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO PLURISTEM THERAPEUTICS INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT is made and entered into this 5th day of January, 2022, between (i) Pluristem Ltd., a private limited company incorporated and registered under the laws of the State of Israel, Reg. No. 513371666, having its registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (hereinafter referred to as the “Licensor”), and (ii) Plurinuva Ltd., a company incorporated in Israel, Reg. No. 516502556 with a registered address at M.T.M – Scientific Industries Centre, building 5, Haifa 3508409, Israel (hereinafter referred to as the “Licensee”). The Licensor and the Licensee shall hereinafter referred to as the “Parties” and each as a “Party”.

WITNESSETH

WHEREAS, Licensor owns and possesses, inter alia, certain Licensor Background Technology (as defined herein), which it wishes to make available to Licensee in accordance with and subject to the provisions hereof;

WHEREAS, the Parties intend that, effective as of the Effective Date of this Agreement, (i) Licensor shall grant the Licensee the License (as such term hereinafter defined), and (ii) the Licensee shall grant the Licensor the Pluristem License (as hereinafter defined), all pursuant to the terms of this Agreement; and

WHEREAS, this Agreement is made in connection with the SPA (as such term is defined below) and as a condition (which shall occur prior) to the Closing of the SPA (as such term is defined therein);

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein the Parties hereto agree as follows:

1. Adoption of Preamble and Definitions

1.1. The preamble to this Agreement and all schedules attached hereto form an integral part of this Agreement.

1.2. For the purposes of this Agreement, each of the following terms shall have the meaning as defined next to it.

1.2.1. “Accounting Firm” shall mean Deloitte Israel or if not available, EY Israel or if not available, BDO Israel, or if not available, anyone of the other big 4 accounting firms active in Israel, subject in any event that such accounting firm is, at the relevant time, independent of each of the Parties.

1.2.2. “Affiliate” means with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person, where “Control” means the holding, directly or indirectly, of more than 50% of the voting power in an entity, or of the right to appoint at least half of the directors or members of a similar body having a similar function in a corporation. For the purposes hereof, Licensee and Licensor (including Licensor’s other Affiliates, except for Licensee and its subsidiaries) shall not be deemed as Affiliates of each other.

1.2.3. “Agreement” shall mean this Technology License Agreement, the preamble and all exhibits and schedules hereto, as may be amended from time to time, in accordance with its terms.

1.2.4. “Applicable Accounting Principles” means US GAAP.

1.2.5. “Business Day” means any day that is not Friday, Saturday or other date on which banking institutions in Israel are authorized or required by applicable law to close.

1.2.6. “Calendar Quarter” will mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.2.7. “Calendar Year” will mean the respective periods of twelve (12) months beginning on the first day of the Company’s fiscal year for accounting purposes.

1.2.8. “Commercialization Agreement” shall have the meaning ascribed to it in the SPA.

1.2.9. “Effective Date” shall mean immediately prior to, and conditional upon the Closing (as defined in the SPA) of the SPA.

1.2.10. “Field of License” shall mean the field of cultured meat of all types and kinds (including without limitation beef, poultry and lamb but specifically excluding for the avoidance of doubt fish and seafood), including any and all components of such cultured meat (such as, without limitation, muscle, fat and blood cells), whether as ingredients or as whole products.

1.2.11. “First Commercial Sale” will mean the first sale by the Licensee or any of its Affiliates (or anyone on their behalf) which is recognized as “Net Sale” hereunder.

1.2.12. “IIA” shall mean the Israeli Innovation Authority.

1.2.13. “Improvement Period” shall mean a period commencing as of the Closing and ending (i) upon the lapse of [**] from the Closing, or, (ii) at Licensor’s discretion, earlier upon the [**].

1.2.14. “Intellectual Property” or “IP” shall mean all patents, copyrights, whether or not registered; trade names, registered and unregistered trademarks, service marks, trade dress, domain name registrations and other source indicators; computer software, including databases; trade secrets, commercial secrets, inventions (whether or not patentable and whether or not reduced to practice), Know-How, methodologies, and other proprietary rights.

1.2.15. “Know-How” shall mean technical, technological or scientific information, experience or knowledge, biological, chemical, drawings, reports, data, techniques, instructions, computational knowhow, algorithms, software codes, production and manufacturing use knowhow and all other similar information, experience or knowledge in whatever form, that may derive independent economic value, actual or potential, from not being generally known.

1.2.16. “Late Interest Rate” shall mean interest at a compounded annual rate of [**]% per annum calculated from the due date until the actual date of payment.

1.2.17. “License” shall mean the license granted by Licensor to Licensee under Section 3 hereof.

1.2.18. “Licensed Technology” shall mean the (i) Licensor Background Technology, and (ii) all Licensor Improvements which will be conceived, developed, reduced to practice, or made during the Improvement Period.

1.2.19. “Licensee’s EBIT” shall mean with respect to Licensee, for any Calendar Year, earnings before interest and tax, measured in accordance with Applicable Accounting Principles.

1.2.20.  “Licensee Improvements” shall mean all derivative works, inventions, developments, improvements, enhancements, or modifications, whether or not patentable, that are conceived, developed, reduced to practice, or made by Licensee or anyone on its behalf, to the Licensor Background Technology and/or the Licensor Improvements within the Field of License or in the scope of the License; all during the Improvement Period.

1.2.21.  “Licensee Party” and “Licensor Party”, respectively, shall mean as defined in Section 6.1 below.

1.2.22.  “Licensed Products” shall mean any product, material, raw-material, device or service, that the development, manufacture, provision or sale of which, uses, comprises of, contains or incorporates the Licensor Background Technology and/or Licensor Improvements, in each case, exclusively in the Field of License.

1.2.23. “Licensor Background Technology” shall mean the Licensor’s Technology related or relevant to the Field of License, all of which as it is on the Effective Date, including without limitation all relevant patents, is as set forth in Schedule 1.2.23, and any Technology related thereto.

1.2.24. “Licensor Field” shall mean any field outside the Field of License.

1.2.25. “Licensor Improvements” shall mean all derivative works, inventions, developments, improvements, enhancements and modifications, whether or not patentable or registrable, that are conceived, developed, reduced to practice or made by Licensor or anyone on its behalf (including also any other licensees of Licensor (subject to the exclusivity of the License hereunder) to the extent this is allowed under the relevant license agreements between Licensor and such other licensees, and does not involve additional restraints or payment obligations on Licensor), to the Licensor Background Technology; all during the Improvement Period.

1.2.26. “M&A Event” of an entity shall mean the acquisition (excluding pursuant to raising of funds by such entity), directly or indirectly, in one or more related transactions, by any Person or group of such Persons acting in concert (who is or are not Affiliates of such entity), of (i) more than 50% of the then outstanding shares or voting rights of such entity, (ii) the power to cause the election or dismissal of a majority of the members of the Board of Directors of such entity, (iii) all or substantially all of the assets of such entity, (iv) an exclusive worldwide license to all or substantially all of the Intellectual Property of such entity, having a similar effect as a sale of such entity, or (v) with respect to Licensor, any transfer and assignment of the Licensor Background Technology as part of a merger or sale of all or substantially all of the assets of Licensor or of a specific unit or line of business of Licensor or any of its Affiliates which includes the Licensed Technology as in the relevant time (so long as such specific unit or line of business do not comprise only Licensor’s rights and obligations under this Agreement).

1.2.27. “Net Sales” shall mean the gross amount recognized as revenue by the Licensee or any of its Affiliates in Licensee’s consolidated financial statements in accordance with the Applicable Accounting Principles, through the sale, lease, license, provision of services (that include, utilize, are covered by or are based on such Licensed Technology) provided in connection with, or other commercial disposal or income (such as for example, grant of distribution rights) with respect to or in connection with the Licensed Products, and less the following: (a) trade, quantity or cash discounts, rebates or bonuses actually incurred or provisioned under the Licensee’s revenue recognition policies (with later adjustments if not actually incurred as provisioned and in any case there will not be duplicative deductions), (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any VAT, sales taxes, import/export customs duties and fees, handling and shipment charges, insurance and taxes directly related to the sale, [**].

When calculating the Net Sales, the following shall apply:

1.2.27.1. Net Sales shall be calculated in accordance with Applicable Accounting Principles. When calculating Net Sales for any period, the amount of such sales in foreign currencies shall be converted into U.S. dollars in a manner consistent with Applicable Accounting Principles.

1.2.27.2. For the avoidance of doubt, transfers of Licensed Products among the Licensee and any of its Affiliates shall not be considered Net Sales hereunder unless such Affiliate is the actual end-user consumer or B2B customer of such Licensed Products (e.g. Tnuva under the Commercialization Agreement); provided, however, that Net Sales will include the gross amount recognized as revenue by such Affiliate transferee (pursuant to the Licensee’s revenue recognition policies applicable to substantially all products sold by the Licensee and its Affiliates) upon any subsequent sale of such Licensed Product by such transferee.

1.2.27.3. For the avoidance of doubt, [**] shall not be counted as Net Sales for the purposes hereof.

1.2.28. “New Patents” shall mean as defined in Section 9.6 below.

1.2.29.  “Patent Rights” means all the rights and interests in and to issued patents and pending patent applications and all patent applications, design patents, utility models, hereafter filed, throughout the world, including any provisional or substitute applications, substitutions, continuations, continuations-in-part, divisions and renewals relating thereto, any letters patent granted thereon, and any patents-of-addition, reissues, reexaminations and extensions or restorations thereof by existing or future extension or restoration mechanisms, and any foreign counterpart of any of the foregoing.

1.2.30. “Person” means any individual or natural person, any legal entity with separate legal personality, partnership, joint venture, (joint stock) corporation, association, limited liability company, trust, unincorporated organizations, or any governmental entity (or any department, agency or political subdivision thereof).

1.2.31. “Pluristem License” shall mean the license granted by Licensee to Licensor under Section 4 hereof.

1.2.32. “SPA” shall mean that certain Share Purchase Agreement by and among Tnuva Food-Tech Incubator (2019), Limited Partnership (which shall be referred to in this Agreement, together with its Affiliates (as such term is defined in the SPA notwithstanding Section 1.2.2 above), as “Tnuva”), the Licensor and the Licensee, dated January 5, 2022.

1.2.33. “Sublicense Fee” shall mean the gross amount actually received by the Licensee or any of its Affiliates from any payments or other consideration received by Licensee or such Affiliates for sub-licensing (which for the purposes hereof shall mean any right granted, sub-license given, or agreement entered into with respect to, and any option to obtain or enter into such right, license, agreement or permission, regardless of the title given to such grant of rights) the Licensor Background Technology and/or the Licensor Improvements (including if such sub-license is in conjunction with other Technology conceived, developed, reduced to practice or made by or for the Licensee which is based on or incorporates the Licensor Background Technology and/or the Licensor Improvements).

1.2.34.  “Technology” shall mean proprietary Know-How and Intellectual Property, including without limitation, methods, techniques, production, algorithms, assembly and testing files, drawings, designs, prototypes, plans, diagrams, computer programs and their sources, source code, data, database, design assurance data and other tangible technical information, including any patents, Patent Rights or other intellectual property rights associated therewith, whether or not registered, registrable or patentable, copyrightable, or susceptible to any other form of legal protection.

2. Effective Date. This Agreement shall become effective on the Effective Date.

3. Grant of License

3.1. Subject to the terms and conditions set forth in this Agreement, commencing as of the Effective Date, Licensor hereby grants to Licensee, an exclusive (even as to Licensor, but except for development works), worldwide, non-transferable (except to Licensee’s subsidiaries or in connection with an M&A Event of Licensee to the extent applicable and in any event subject to the provisions of Section 13 below), sub-licensable (to the extent specifically permitted under Section 6 below) royalty-bearing, perpetual and irrevocable license to use, make, develop and commercially exploit the Licensed Technology, limited to the Field of License, for the purpose of all stages of developing and exclusively manufacturing, harvesting, distributing, marketing and selling and offering for sale on all verticals within the Field of License, as well as to import, export and distribute any Licensed Products and services that include, utilize, are covered by or are based on such Licensed Technology, or make any other commercial use of, the Licensed Products, whether on a stand-alone basis or in combination with other products, raw-materials, production means and devices or services - all of the foregoing as now exist or that will exist at any time in the future (the “License”).

3.2. The License granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise not specifically set forth herein. Licensee (for itself and its Affiliates) acknowledges and agrees that, as between Licensee and Licensor, Licensor is and shall remain the sole owner of the Licensed Technology and reserves full rights to exploit and make use of the Licensed Technology for any purpose outside the Field of License, and that neither Licensee nor any of its Affiliates have or shall have any rights in or to the Licensed Technology, other than the rights specifically granted herein to Licensee.

3.3. No rights or licenses are granted to the Licensee, express or implied, to use in relation to the Licensee’s products or otherwise as part of the conduct of the Licensee’s business, the name “Pluristem” or any trademark or trade name owned or used by the Licensor and/or any of its Affiliates (excluding the Licensee), unless agreed in advance by the Licensor (including as to the form and manner of use) which agreement shall not be unreasonably withheld or delayed.

3.4. Upon written demand from Licensee, Licensor shall forthwith execute any documents reasonably necessary for filing, registering, and recording of, and perfecting and defending the License at any appropriate governmental offices or other competent authorities. Licensee shall reimburse Licensor’s reasonable out of pocket expenses in doing so.

3.5. Notwithstanding anything herein to the contrary, the Parties acknowledge that the license to the Licensor Improvements may be subject to the approval of the IIA as provided under Section 7.2 below.

4. Pluristem License

4.1. Subject to the terms and conditions set forth in this Agreement, commencing as of the Effective Date, Licensee hereby grants Licensor, an exclusive, perpetual and irrevocable, worldwide, sublicensable (to the extent specifically permitted under Section 6 below), royalty-free, license to use, make, exploit, develop and commercially exploit the Licensee Improvements, and to offer for sale, sell, import, export and distribute any Licensor’s products and services that include, utilize, are covered by or are based on such Licensee Improvements, in each case, in any manner as determined by Licensor at its sole and absolute discretion, solely outside the Field of License (the “Pluristem License”).

4.2. The Pluristem License granted hereunder shall not be construed to confer any rights upon Licensor by implication, estoppel or otherwise, not specifically set forth herein. Licensor (for itself and its Affiliates) acknowledges and agrees that, as between the Parties, Licensee is and shall remain the sole owner of the Licensee Improvements and reserves full rights to exploit and make use of the Licensee Improvements for any purpose within the Field of License, and that neither Licensor nor any of its Affiliates have or shall have any rights in or to the Licensee Improvements other than the rights specifically granted herein to Licensor.

4.3. No rights or licenses are granted to the Licensor, express or implied, to use in relation to the Licensor’s products or otherwise as part of the conduct of the Licensor’s business, the name of the Licensee or any trademark or trade name owned or used by the Licensee and/or any of its Affiliates (excluding the Licensor), unless agreed in advance by the Licensee (including as to the form and manner of use) which agreement shall not be unreasonably withheld or delayed.

4.4. Upon written demand from Licensor and at Licensor’s own cost, Licensee shall forthwith execute any documents reasonably necessary for filing, registering, and recording of, and perfecting and defending the Pluristem License at any appropriate governmental offices or other competent authorities.

5.	Improvements

5.1. As between the Parties, (i) Licensor shall own all of the Licensor Improvements, and any and all inventions, improvements, enhancements or modifications, conceived, reduced to practice, developed and/or made by it and/or for its own benefit after the Effective Date (including those based on the Licensee Improvements), and (ii) Licensee shall own all Licensee Improvements and any and all inventions, improvements, enhancements or modifications, conceived, reduced to practice, developed and/or made by it and/or for its own benefit after the Effective Date (including those based on the Licensed Technology), in or outside the Field of License, provided, for the avoidance of doubt, that the practice and/or exploitation by Licensee of any Licensee Improvements shall be limited to the Field of License or within the scope of the License and, provided further, for the avoidance of doubt, that the practice and/or exploitation by Licensor of any Licensee Improvements shall be solely outside the Field of License and outside the scope of the License.

5.2. Licensor undertakes to disclose and deliver to Licensee in a timely manner (as part of quarterly updates) any Licensor Improvements, and Licensee undertakes to disclose and deliver to Licensor in a timely manner any Licensee Improvements, with sufficient details and information (subject to and without derogating from the ownership provisions of Section 5.1 above and the confidentiality provisions of Section 15 below), so as to enable Licensee to utilize the Licensor Improvements under the License and the Licensor to utilize the Licensee Improvements under the Pluristem License, as applicable.

6.	Sublicensing

6.1. Each of the Parties (subject to the provisions of, and at such circumstances as set forth under Section 6.2 below) (for the purpose of this Section, the “Licensee Party”), may enter into sublicensing agreements consistent with the provisions of Section 6.2 and in compliance with the provisions of this Agreement, for the right of such Licensee Party hereunder in the Technology licensed to it by the other Party, whether pursuant to the License or the Pluristem License, as applicable (the “Licensor Party”); provided that (i) such sublicense shall not in any manner increase the liability and/or obligations of the Licensor Party, and (ii) that the Licensee Party shall include provisions in any such sublicense agreement: (a) with regard to confidentiality consistent with the terms of Section 15 hereto; and (b) regarding the prohibition of any further sublicensing by the party receiving the sublicense, unless such sublicense is in accordance with the terms applicable to any sublicense granted by either Party hereunder.

6.2. Sublicensing Restrictive Covenants

6.2.1. Each of the Parties may enter into such sublicensing agreements as referred to in Section 6.1 and subject to such terms as contained therein with any third party; provided however, that each such sublicense agreement with respect to Technology licensed hereunder shall be in writing, consistent with the provisions of this Agreement, and shall include acknowledgement of the respective sub-licensee of the limited scope of the respective license hereunder to the Field of License or the Licensor Field, as applicable.

6.2.2. [**]

6.2.3. Any sublicense granted by Licensee in accordance with this Section 6 shall include Licensor as a third party beneficiary thereunder, and any sublicense granted by Licensor in accordance with this Section 6 shall include Licensee as a third party beneficiary thereunder.

7. Consideration for Grant of License; IIA Royalty Payments

7.1. In consideration for the rights and License granted by the Licensor to the Licensee pursuant to this Agreement, the Licensee shall pay to the Licensor the following consideration (“Royalties”):

7.1.1. Commencing from the Calendar Quarter during which the First Commercial Sale of Licensed Products occurs, the Licensee shall pay the Licensor the “Tiered Royalties” at the rates set forth in Schedule 7.1.1 hereto and subject to the limitations therein and provisions thereof.

7.1.2. Licensee will pay Licensor sublicense royalties at the fixed rate of [**%] from any Sublicensing Fee (the “Sublicensing Royalties”).

7.1.3. It is clarified that any transaction by Licensee or any of its Affiliates which involves both such sub-licensing to Licensor’s Background Technology and/or Licensor’s Improvements and any other transaction which is deemed as Net Sale hereunder shall entitle Licensor to royalties for each of the foregoing in accordance with the applicable rates (i.e., the Tiered Royalties or the Sublicensing Royalties, as applicable).

7.1.4. In the event of Early Termination of the Improvement Period, all future Royalties payable to Licensor as set forth in this Agreement, shall be reduced by [**%] commencing from Royalties calculated due to the periods commencing as of following the effective date of the Early Termination.

7.2. IIA Royalty Payments.

7.2.1. The Parties will obtain, prior and as a condition to the Closing, the IIA’s prior written approval in form acceptable to both Parties (and the Parties hereby agree and acknowledge that an approval of the request made in the form attached hereto as Schedule 7.2.1 shall be deemed acceptable to the Parties) (the “IIA Filing”), reflecting the agreement of the Parties that (i) the IIA shall treat each Party as a separate entity for the purpose of compliance with the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as well as with the applicable rules and regulations of the IIA, including without limitation, payment of royalties to the IIA on sales and ramifications of any licensing and/or commercialization of the Licensed Technology owned by Licensor and licensed to Licensee hereunder (including without limitation, any Licensee Improvements based on such Licensed Technology), subject to such rules and regulations; and (ii) that the Licensee’s obligation to pay royalties to the IIA shall be limited to income derived from products only based on the Licensed Technology.

7.2.2. If Licensor will seek in the future additional grants from the IIA (specifically excluding consortium requests) in connection with the Licensor Improvements, Licensor shall reasonably consider whether to apply for such grants under the IIA-approved [program number 37245] (the “Existing Program”) and if so applicable shall make its reasonable commercial efforts to have such additional grants approved under the Existing Program. If Licensor reasonably consider it is not favorable to seek for such additional grants related to Licensor Improvements pursuant to the Existing Program, or if despite the foregoing the IIA agrees to approve such additional grants only under a new program, the Licensor shall make its reasonable commercial efforts to obtain the IIA’s approval to include the new Licensor Improvements under the License, including by filing with the IIA a substantially identical request as the IIA Filing, which will be made by Licensor in cooperation with and in full transparency to Licensee and provided that if the IIA shall deny such request due to the fact that the grants are not under the Existing Program, then the Licensor shall revoke the request for such grants, and may reapply under the Existing Program. The Licensor shall update the Licensee regarding all substantial matters relating to such IIA application and shall provide the Licensee with a copy of the IIA decision regarding such application promptly upon its receipt by the Licensor.

7.2.3. If Licensor will seek in the future additional grants from the IIA in connection with any new Technology that is not based on the Licensor Background Technology and/or Licensor Improvements, i.e. which will not be included in the License, Licensor shall apply for such grants under a new program (which is not the Existing Program)) and shall make its reasonable commercial efforts to have such additional grants approved by the IIA under such new program. If despite the foregoing the IIA agrees to approve such additional grants only under the Existing Program, Licensor and Licensee shall discuss and agree in writing on terms whereby none of them is jeopardized or incurs losses as a result of such decision by the IIA.

7.2.4. For the purpose hereof, any royalty payments actually made by Licensee to the IIA due to the sale of the Licensed Products (i) as a result of grants from the IIA obtained by Licensor or any of its Affiliates (including without limitation if the amounts of such grants will be actually paid to Licensor following the Effective Date) in connection with the Licensed Technology, and (ii) as a result of grants from the IIA provided in connection with any Licensor Improvements following the Effective Date, up to the amounts due to the IIA as a result of such grants (the “Licensee IIA Royalties”), shall be deducted and set off from the Royalties payable to Licensor hereunder and deemed Royalties paid by Licensee to Licensor hereunder. For the avoidance of doubt, such deduction of Licensee IIA Royalties from Royalties payable to Licensor may be carried forward to subsequent Calendar Quarters (to clarify, also to subsequent years as necessary) if, due to the Royalty Cap (as defined in Schedule 7.1.1) or otherwise (e.g., there are no Royalties to deduct from), Licensee cannot deduct the full amount(s) of Licensee IIA Royalties in a certain Calendar Quarter.

7.2.5. For the avoidance of doubt, in the event that Licensee is required to pay an increased IIA royalty rate to the IIA on account of the export of and/or grant of rights under the IIA funded Licensed Technology (including without limitation, manufacturing activities outside of Israel) as a result of the activities of the Licensee (or any of its Affiliates other than Licensor), the amounts reflecting such surplus between the royalties payable to the IIA in accordance with the increased IIA royalty rate and the royalties which would have been payable to the IIA otherwise shall not be deducted from the Royalties due to Licensor.

8. Reports; Payments; Records.

8.1. Reports on Net Sales.

8.1.1. For each Calendar Quarter commencing from the expiration of the first Calendar Quarter following the Effective Date, and for a period of at least [**] following expiration of such Calendar Quarter, Licensee agrees to maintain records of the Net Sales, Sublicensing Fees [**], if any, together with other documents reasonably necessary to calculate such amounts, in sufficient detail to enable the Tiered Royalties and Sublicense Royalties due hereunder (if any) to be determined. Licensee agrees to permit any one of the “big-4” accounting firms to be appointed by Licensor at its discretion for this purpose to examine the books, ledgers, and records of the Licensee and its Affiliates, upon reasonable notice during regular business hours and not more than [**] each Calendar Year, subject to customary confidentiality undertakings, for the purpose of and to the extent necessary to verify any report required under this Section 8.1. Such accounting firm will be instructed to report to the Licensor only the results of its review and will not share with the Licensor any information or documents reviewed by it or that otherwise came to its knowledge in connection with such review.

8.1.2. Within [**] days after the end of each Calendar Quarter following the Effective Date, Licensee will prepare and deliver to Licensor its calculation, in reasonable detail, of the Net Sales and Sublicensing Fees for such Calendar Quarter, and applicable Tiered Royalties (subject at all times to the Royalty Cap under Schedule 7.1.1) and Sublicensing Royalties payable to Licensor for such Calendar Quarter, as well as [**] paid during such Calendar Quarter (including, without limitation, to the extent no Royalties are due by Licensee, in which event such report shall indicate that no such payments are due) (the “Periodic Reports”); provided however, that with respect to the period commencing on the Effective Date and ending on the last Calendar Quarter of the applicable Calendar Year during which the Effective Date occurred (the “Initial Reporting Period”), the first Periodic Report hereunder shall be made within [**] days from expiration of the Initial Reporting Period with respect to such entire period. The Periodic Reports will be certified by a financial officer of Licensee, and the amounts of the Net Sales and the amounts payable to Licensor as shown in the Periodic Reports will be certified by the auditor accounting firm of Licensee on an annual basis.

8.1.3. If Licensor disputes such calculation, Licensor shall deliver written notice of such dispute to Licensee at any time, provided that such notice of dispute may only refer to any or all of the four (4) Periodic Reports preceding the notice. Licensee shall provide Licensor with access to any information reasonably necessary to calculate the Royalties and which is otherwise included in the applicable Periodic Reports, not more than [**] times each Calendar Year. If any such dispute is not resolved within [**] days after Licensor’s delivery of such dispute notice to Licensee, Licensee and Licensor shall jointly engage the Accounting Firm, subject to customary confidentiality undertakings, to review the disputed item(s) with respect to such calculation. The Accounting Firm shall be instructed to use reasonable efforts to perform its services within [**] days of submission of the calculation(s) and objection(s) to it and, in any case, as soon as practicable after such submission. The Accounting Firm will be instructed to report to the Parties only the results of its review and will not share with the Licensor any information or documents reviewed by it or that otherwise came to its knowledge in connection with such review. The final determination of such disputed item(s) by the Accounting Firm shall be binding on the Parties notwithstanding anything herein to the contrary, absent manifest error.

8.1.4. Royalty payments will be payable by Licensor as follows: (A) with respect to amounts calculated as provided in Licensee’s applicable Periodic Reports, concurrently with the provision of such Periodic Reports, and (B) with respect to additional amounts disputed by the Licensor, within [**] Business Days after resolution and determination of the additional Royalty payments (if any) in accordance with the resolution of the Accounting Firm as set forth above.

8.1.5. The fees and expenses of the Accounting Firm shall be borne by Licensee on the one hand and the Licensor on the other hand, in proportion to a ratio based on a fraction in which the numerator is (i) the difference between (A) the amount of Royalties which the Accounting Firm determines to be payable during the applicable Calendar Quarter in question and (B) the amount of such Royalties as determined by Licensee under the applicable Periodic Report(s) under dispute, and (ii) the denominator is the difference between the amount of such Royalties as claimed by the Licensor under the applicable dispute notice and the amount described in Section 8.1.5(B) above. In connection with the resolution of any dispute, except as set forth specifically herein, each Party shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses.

8.1.6. At any time after Licensor (together with its Affiliates) ceases to hold Control of Licensee, then in the event that (i) the resolution of any dispute between the Parties regarding the amount of any Royalties results in payments by Licensee (such payment, the “Disputed Payment”) of an additional amount per any Calendar Quarter which exceeds [$**], and (ii) in connection with any other late payment of Royalties which are due and payable on a due date as provided herein and after a grace period of [**] days for payment after the due date (which if imposed will apply from the first day after the due date for payment), then Licensee shall also pay to the Licensor interest on such Disputed Payment or late payment at an interest rate equal to the Later Interest Rate and shall also pay the entire fees and expenses of the Accounting Firm in connection with its resolution regarding such Disputed Payment, if applicable.

8.2. Payment Method. Each payment due to Licensor under this Agreement shall be paid against a duly issued invoice, by wire transfer of funds to Licensor’s account in accordance with the account details appearing in Schedule 8.2 (as may be updated from time to time by Licensor to Licensee in writing).

8.3. VAT; Withholding and Similar Taxes. Each Party shall bear and be responsible for any and all taxes which by their nature should be borne by such Party in connection with the payment of the Royalties (as such income taxes etc.). All amounts to be paid to Licensor pursuant to this Agreement are exclusive of Value Added Tax. The Licensee shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to Licensor under this Agreement, unless the Licensor has provided the Licensee with an authorization issued by the relevant tax authority to act otherwise, the Licensee shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Licensor a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9. Patent Protection and New Patent

9.1. As between the Parties, Licensor shall have the first right and option, at its expense, to prepare, file and maintain in its name patent applications for the Licensed Technology. Licensor shall consult with Licensee prior to abandoning any of the patents or patent applications made by Licensor on the Licensed Technology. If Licensor decides not to prepare, file, prosecute and/or maintain any of the patents and/or patent applications regarding the Licensed Technology, then, Licensor shall give Licensee reasonable prior notice (to clarify, also in the pre-publication period) to this effect (detailing the applicable dead-line and relevant jurisdiction) and thereafter Licensee may (but shall not have the obligation to), unless Licensor reasonably objects (and for the purposes hereof, reasonably objects shall include an objection made because of Licensor’s decision to keep the applicable invention as a trade secret on the basis of reasonable grounds as shown to Licensee), upon written notice to Licensor and at Licensee’s expense, prepare, file and maintain such Patent Rights in Licensor’s name, whereupon any such Patent Rights shall be deemed licensed to Licensee pursuant to Section 3 hereto; provided that in such event Licensee shall be entitled to take all actions it deems necessary to enforce such Patent Rights (including by way of filing any suit in respect thereof, subject to the provisions of Section 10 below).

9.2. As between the Parties, Licensee shall have the first right and option, at its expense, to prepare, file and maintain in its name patent applications for the Licensee Improvements. Licensee shall consult with Licensor prior to abandoning any of the patents or patent applications on the Licensee Improvements. If Licensee decides not to prepare, file, prosecute and/or maintain any of the patents and/or patent applications regarding the Licensee Improvements, then Licensee shall give Licensor reasonable prior notice (to clarify, also in the pre-publication period) to this effect (detailing the applicable dead-line and relevant jurisdiction) and thereafter Licensor may (but shall not have the obligation to), unless Licensee reasonably objects (and for the purposes hereof, reasonably objects shall include an objection made because of Licensee’s decision to keep the applicable invention as a trade secret on the basis of reasonable grounds as shown to Licensor), upon written notice to Licensee and at Licensor’s expense, prepare, file and maintain such Patent Rights in Licensee’s name, whereupon any such Patent Rights shall be deemed licensed to Licensor pursuant to Section 4 hereto; provided that in such event (i) Licensor shall be entitled to take all actions it deems necessary to enforce such Patent Rights (including by way of filing any suit in respect thereof, subject to the provisions of Section 10 below).

9.3. Once each Calendar Year during the Improvement Period, a Party may request a written summary from the other Party in regards to any filings of a New Patent(s) (as defined below), and the other Party shall provide the other with reasonable details of such filing(s) within 14 Business Days of it receiving such request.

9.4. Notwithstanding the foregoing, in no event will either Party be permitted to seek patent protection with respect to and/or which may require the disclosure of the other Party’s Confidential Information absent such owner Party’s prior written consent.

9.5. Each of the Parties agrees to cooperate with the other with respect to the preparation, filing, prosecution, maintenance and extension of the Patent Rights described in this Section 9, including the execution of all such documents and instruments (including a power of attorney), the provision of such information and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution, maintenance or extension of any Patent Right described in this Section 9 that such Party has elected to pursue.

9.6. Any new patents or patent applications filed by either Party pursuant to the provisions of this Section 9, which is deemed as Licensor Improvement or Licensee Improvement, shall be referred to as “New Patents”.

10. Infringements

10.1. Each of the Parties shall take commercially reasonable efforts to protect the licenses granted to the other Party hereunder from misappropriation, infringement and unauthorized use when, from its own knowledge or upon notice from the other Party, such Party becomes aware of the reasonable probability that such misappropriation, infringement or unauthorized use exists. Each of the Parties shall promptly notify the other Party if it becomes aware of infringement, misappropriation or unauthorized use of the licensed Intellectual Property hereunder or any part thereof. Nothing contained herein shall derogate from the rights of any Party to defend and protect such intellectual property rights and Technology owned by such Party.

10.2. In the event of any infringement, misappropriation or unauthorized use by a third party of any intellectual property rights in the Licensee Improvement (with respect to Licensee) or the Licensed Technology (with respect to Licensor) which was licensed to the other Party, then:

10.2.1.	Where such infringement, misappropriation or unauthorized use is of the Licensed Technology, within the Field of License: (A) Licensor shall notify Licensee in writing as soon as reasonably practicable and in any case within ten (10) Business Days of learning of such matter; and (B) Licensee shall have the first right, but not the obligation, to file a claim against such misappropriation or infringement in the Field of License, provided that it has informed Licensor in writing within 30 days of Licensor’s above notice, of its decision to enforce the applicable intellectual property rights. In case the infringement, misappropriation or unauthorized use is both within the Field of License and outside the Field of License and the Licensor wishes to file legal action for the enforcement of the Licensed Technology, Licensee shall have the right to join such proceeding as an additional plaintiff and file a statement of claim on its behalf, with respect to such part of the infringement, misappropriation or unauthorized use which is within the Field of License, at Licensee’s cost and expense and otherwise in accordance with the provisions below applicable to filing of legal claims by Licensee below, which shall apply, mutatis mutandis. In case such authority to file an enforcement claim against an infringer is not granted to the Licensee under applicable laws or regulations, Licensor shall grant Licensee such authorizations required to conduct such proceedings, in every relevant jurisdiction in which the infringement in the Field of the License occurred. The expenses of such suit or suits that Licensee elects to bring, including any expenses incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Licensor free, clear and harmless from and against any and all costs of such litigation and any liabilities or losses arising therefrom, including reasonable attorneys’ fees; and any and all proceeds derived from any such proceeding managed by Licensee shall be for the account of Licensee. Licensee shall not compromise or settle such litigation without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed, provided however, that Licensee shall be entitled to compromise or settle such litigation, without the prior written consent of the Licensor, if such compromise or settlement is monetary only, borne entirely by Licensee and does not in any way affect the Licensor’s rights in the Licensed Technology (as Licensee shall notify Licensor in writing (providing sufficient detail of the proposed compromise or settlement) prior to such compromise or settlement). Notwithstanding any of the foregoing, if Licensee does not take action in the prosecution, prevention, or termination of any such misappropriation, and has not commenced negotiations with the Person performing the misappropriation for the discontinuance of the said misappropriation (subject to the right of Licensor to participate in such prosecution or negotiation with counsel at its own expense, provided that the control of such prosecution or negotiation is left with Licensee), within 30 (thirty) days after such time when Licensee became aware of the existence of such misappropriation, then Licensor shall have the right but not the obligation to file a claim against such misappropriation, and in that case this Section shall apply but any reference to Licensee shall be deemed to be a reference to Licensor and vice versa. In the event that Licensee shall notify Licensor that it wishes to sue for such infringement or misappropriation within the Field of License, Licensee shall, as part of such notification, advise Licensor of its choice of legal counsel to represent Licensee in such suit, who must be a reputable lawyer with experience in intellectual property litigation. Licensor may elect, at its own initiative, to join as a party to such suit and be named as a party to such suit (and Licensee will consent with regard to any jurisdiction where this is required in order for suit to be brought). Licensor may elect to be represented in such suit by Licensee’s choice of legal counsel (subject to any limitations arising from a potential conflict of interests at the discretion of such counsel), or at any time during such suit, engage its own legal counsel therein.

10.2.2.	where such infringement, misappropriation or unauthorized use is of the Licensee Improvements, outside the Field of License: (A) Licensee shall notify Licensor in writing as soon as reasonably practicable and in any case within ten (10) Business Days of learning of such matter: and (B) Licensor shall have the first right, but not the obligation, to file a claim against such misappropriation or infringement outside the Field of License, provided that it has informed Licensee in writing within 30 days of Licensee’s above notice, of its decision to enforce the applicable intellectual property rights. In case the infringement, misappropriation or unauthorized use is both outside the Field of License and within the Field of License and the Licensee wishes to file legal action for the enforcement of the Licensee Improvements, Licensor shall have the right to join such proceeding as an additional plaintiff and file a statement of claim on its behalf, with respect to such part of the infringement, misappropriation or unauthorized use which is outside the Field of License at Licensor’s cost and expense and otherwise in accordance with the provisions below applicable to filing of legal claims by Licensor below, which shall apply, mutatis mutandis. In case such authority to file an enforcement claim against an infringer is not granted to the Licensor under applicable laws or regulations, Licensee shall grant Licensor such authorizations required to conduct such proceedings, in every relevant jurisdiction in which the infringement outside the Field of the License occurred. The expenses of such suit or suits that Licensor elects to bring, including any expenses incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensor and Licensor shall hold Licensee free, clear and harmless from and against any and all costs of such litigation and any liabilities or losses arising therefrom, including reasonable attorneys’ fees; and any and all proceeds derived from any such proceeding managed by Licensor shall be for the account of Licensor. Licensor shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed, provided however, that Licensor shall be entitled to compromise or settle such litigation, without the prior written consent of the Licensee, if such compromise or settlement is monetary only, borne entirely by Licensor and does not in any way affect the Licensee’s rights in the Licensee Improvements (as Licensor shall notify Licensee in writing (providing sufficient detail of the proposed compromise or settlement) prior to such compromise or settlement). Notwithstanding any of the foregoing, if Licensor does not take action in the prosecution, prevention, or termination of any such misappropriation, and has not commenced negotiations with the Person performing the misappropriation for the discontinuance of the said misappropriation (subject to the right of Licensee to participate in such prosecution or negotiation with counsel at its own expense, provided that the control of such prosecution or negotiation is left with Licensor), within 30 (thirty) days after such time when Licensor became aware of the existence of such misappropriation, then Licensee shall have the right but not the obligation to file a claim against such misappropriation, and in that case this Section shall apply but any reference to Licensor shall be deemed to be a reference to Licensee and vice versa. In the event that Licensor shall notify Licensee that it wishes to sue for such infringement or misappropriation outside the Field of License, Licensor shall, as part of such notification, advise Licensee of its choice of legal counsel to represent Licensor in such suit, who must be a reputable lawyer with experience in intellectual property litigation. Licensee may elect, at its own initiative, to join as a party to such suit and be named as a party to such suit (and Licensor will consent with regard to any jurisdiction where this is required in order for suit to be brought). Licensee may elect to be represented in such suit by Licensor’s choice of legal counsel (subject to any limitations arising from a potential conflict of interests at the discretion of such counsel), or at any time during such suit, engage its own legal counsel therein.

10.3. Except as set forth under Section 10.2 above, and subject to the provisions thereof, each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 10, including the costs and expenses of that Party’s counsel, and shall be entitled to any monetary payment ruled in its favor in such litigation or proceeding, unless otherwise expressly agreed upon between the relevant Parties.

10.4. In the event that either Licensor or Licensee takes action pursuant to this Section 10, the other Party shall cooperate with the Party so acting to the extent reasonably possible.

10A. New Technology

During a period of [**] year from the Effective Date, and in any event, prior to M&A Event consummated by either Licensor or Licensee, Licensor hereby grants to Licensee a right of first negotiation with regard to any new Technology which is conceived, developed, reduced to practice or made by Licensor or anyone on its behalf which is not included in the License, and which Licensor, at Licensor’s discretion, wishes to commercialize within the Field of License. Pursuant to such right, Licensor shall notify Licensee before entering into any discussions or negotiation with any third party in respect of the utilization, licensing or any other cooperation relating to such new Technology within the Field of License, and shall, to the extent that Licensee notified Licensor that it is interested to exploit such opportunity within [**] days, enter with Licensee into good-faith discussions and negotiation for the same for a period of not less than [**] days from the day of such notice by Licensor, unless Licensee shall notify Licensor at any time that it is not interested in such new Technology (the “First Notice Right”). For the avoidance of any doubt, the First Notice Right shall apply only once with respect to each such new Technology, so that if Licensee is not interested in entering discussions with Licensor, or in the event that the parties shall fail to enter an agreement during the foregoing [**]-day period, Licensor shall be free to enter into any transaction with any third party in connection with such Technology from this point onwards.

11. Parties’ Representations and undertakings

11.1. Licensor’s Representations. Licensor hereby represents and warrants to Licensee, effective as of the Effective Date (unless specifically stated otherwise herein), as follows:

11.1.1. Licensor has all requisite corporate power and authority to execute and deliver this Agreement and each other instrument and agreement to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery by Licensor has been duly and validly authorized and approved by all required action of Licensor. This Agreement and each such other instrument and agreement has been duly and validly executed and delivered by Licensor and constitutes the legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

11.1.2. The execution and delivery by Licensor of this Agreement and performance by Licensor of its obligations hereunder, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by Licensor under any provision of its organizational documents or of any agreement or undertaking to which Licensor is a party or by which it or any of the Licensed Technology is bound, (ii) contravene with any law or judgment applicable to Licensor or any Licensed Technology.

11.1.3. Licensor has, and will have during the term of this Agreement, the right to license the Licensed Technology hereunder, in accordance with and subject to the terms hereof, subject only to additional approvals from the IIA to the extent required in connection with Licensor Improvements, as specified under Section 7.2 above.

11.1.4. No Person has to the knowledge of Licensor, raised any claims referred to Licensor alleging that the Licensed Technology has infringed upon any intellectual property rights of any other Person. At no time in the course of the conception of or reduction to practice of any of the Licensed Technology, was Licensor operating under any grants from any governmental entity or agency or private source, or subject to restrictions under the rules or regulations of any governmental institution, hospital or university or similar government-funded institution, or subject to any agreement, that could adversely affect or limit Licensor’s right to license such intellectual property to Licensee hereunder, except for the grants provided by the IIA.

11.1.5. There are no patent infringement suits or asserted patent infringement claims against Licensor pertaining to the Licensed Technology pending, or to Licensor’s knowledge threatened in writing, against Licensor on the date of this Agreement.

11.2. Licensee’s Representations. Licensee hereby represents and warrants to Licensor, effective as of the Effective Date, as follows:

11.2.1. Licensee has all requisite corporate power and authority to execute and deliver this Agreement and each other instrument and agreement to be executed and delivered by it hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Such execution and delivery by Licensee has been duly and validly authorized and approved by all required action of Licensee. This Agreement and each such other instrument and agreement has been duly and validly executed and delivered by Licensee and constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

11.2.2. The execution and delivery by Licensee of this Agreement and each of the other instrument and agreement to be executed and delivered by it hereunder, and performance by Licensee of its obligations hereunder and thereunder, do not and will not, with or without the giving of notice or the lapse of time or both (i) violate, conflict with or result in a breach of or default by Licensee under any provision of its organizational documents or of any agreement of undertaking to which Licensee is a party, (ii) to the knowledge of Licensee, contravene any law or judgment applicable to Licensee.

11.2.3. The Licensee has and will have during the term of this Agreement, the right to license the Licensee Improvements in accordance with and subject to the terms hereof, subject only to approvals from the IIA in connection with Licensee Improvements, to the extent Licensee shall seek in the future grants from the IIA in connection therewith (in which event the provisions of Section 7.2.2 shall apply, mutatis mutandis).

12. Disclaimers

12.1. Warranty Disclaimer. Nothing in this Agreement is or shall be construed as:

12.1.1. An obligation to bring or prosecute actions or suits against third parties for infringement; or

12.1.2. A grant by implication, estoppel, or otherwise of any licenses under patent applications or patents other than as specifically provided herein.

12.2. No Warranty.

12.2.1. NEITHER LICENSEE NOR LICENSOR MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EXCEPT AS EXPLICITLY SET FORTH UNDER THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENTS, ISSUED OR PENDING.

12.2.2. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE LICENSED TECHNOLOGY OR LICENSEE IMPROVEMENTS (AS APPLICABLE) ARE PROVIDED “AS-IS”.

12.3.  Disclaimer of Liability. In no event, except as specifically set forth hereunder, will any of the Parties be liable hereunder for incidental, special or consequential damages.

13. No Assignment

Neither Party may assign this Agreement or any of its rights or obligations hereunder, except with the prior written consent of the other Party; provided, that either Party may assign the Agreement in the framework of a M&A Event of such Party, or to any of its Affiliates, without consent, after providing a written notice to the other Party; provided that the assignee undertakes in writing to abide by the provisions hereof and to assume the obligations and liability of the assigning Party hereunder, and provided, further, that in the event of such assignment to Affiliates, the assigning Party shall remain liable to the other Party for the compliance by such Affiliates with their liabilities and obligations under such assignment.

14. Indemnification

14.1. Each Party shall promptly indemnify the other Party against any direct (specifically excluding punitive, consequential or speculative) losses, damages, costs and expenses incurred by such other Party (“Losses”) as a result of (i) any representation of such Party proven as untrue or incorrect, (ii) the breach of any of such Party’s undertakings hereunder, provided that:

14.1.1. except in the case of fraud or willful misrepresentation, Licensor’s monetary liability to Licensee in connection with the breach of any of the representations and warranties set forth under Section 11.1 hereof shall not exceed in the aggregate the [**]. In addition, in no event shall Licensor be required to indemnify for the same Losses more than once (including without limitation, hereunder and pursuant to the provisions of the SPA if indemnity claims under both agreements are based on the same cause of action);

14.1.2. with respect to Losses resulting from a breach of Licensor’s representations and warranties under Section 11.1, and except in the case of (i) a breach of Licensor’s representations and warranties under Section 11.1.3 but only with regard to Licensor Improvements (for which the time limitation under this Section 14.1.2 for each Licensor Improvement shall be 5 years from the time such Licensor Improvement is made known to Licensee hereunder), or (ii) fraud or willful misrepresentation (which, to clarify, shall not be time-limited hereunder), Licensor shall be required to indemnify the Licensee only for claims made and notified by the Licensee to Licensor in writing during the period commencing on the Effective Date and ending on the [**] anniversary of the Effective Date; and

14.1.3. except in the case of fraud or willful misrepresentation, Licensee’s monetary liability to Licensor in connection with the breach of any of the representations and warranties set forth under Section 11.2 hereof shall not exceed in the aggregate the amount of [$**].

14.2. If any third party claim, suit, action or other proceeding to which the indemnity set forth above may be applied, is brought against a Party, it shall give the indemnifying Party prompt notice of the same, and the Parties shall coordinate and cooperate in the defense of such claim, suit, action or other proceeding; provided that the indemnifying Party shall bear all costs and expenses of the defense of such claim. If either Party seeks such indemnity from the other Party, then neither Party shall adjust, settle or compromise any claim, suit, action or other proceeding brought against it to which the indemnity set forth herein applies without the prior written consent of the indemnifying Party which consent shall not be unreasonably withheld; provided, however, that the indemnifying Party shall be entitled to adjust, settle or compromise any such claim, suit, action or other proceeding, or admit to any fact, without the prior written consent of the indemnified Party, if such adjustment, settlement or compromise is monetary only and in an amount which is fully covered by the indemnifying Party under Section 14.1 above, as the case may be. In no event shall any Party settle any claim against the other Party without such Party’s prior written consent (which consent shall not be unreasonably withheld), if such settlement would adversely alter, impair or reduce the scope of such Party’s rights in respect of the Technologies licensed to it or by it hereunder, would otherwise affect such Party’s exercise of its rights under this Agreement, would require such Party to pay any compensation, impose any liability on such Party or assume any obligations, or would otherwise adversely affect (including the scope of) its intellectual property rights.

15.	Confidential Information

15.1. Subject to the exclusions set forth in Section 15.2 below, all information, including scientific, commercial and technical information, communicated by either Party (for the purposes this Section the “Disclosing Party”) to the other Party (for the purposes this Section the “Receiving Party”), including, without limitation, as applicable, information contained in patent applications or relating to any Licensed Technology, Licensee Improvements or any New Patents, whether such information is delivered in written form or orally conveyed, whether marked as confidential or not so marked (the “Confidential Information”), shall be received in strict confidence by the Receiving Party, handled at such standard of protection which is not lesser than the standard used by the Receiving Party with respect to its own confidential information (but in any event no less than reasonable degree of care), used only for the purposes of, or as permitted under, this Agreement, and not disclosed by the Receiving Party or its sublicensees or their respective agents or employees without the prior written consent of the Disclosing Party. For the foregoing purpose, each Party hereby agrees, as applicable, to keep the Licensed Technology, Licensee Improvements or any New Patents, which are the Confidential Information of the other Party, confidential, and to take all reasonably necessary steps to ensure that their Affiliates, officers and employees keep such information confidential.

15.2. The provisions of Section 15.1 shall not apply to any information which: (i) is public knowledge at the date of the Agreement or thereafter becomes public knowledge through no fault of the Receiving Party, (ii) is lawfully received by the Receiving Party from a third party who either has the right to disclose it, or is under no obligation of confidentiality to the Disclosing Party, (iii) is disclosed as required under any applicable law or pursuant to the requirements of any governmental authority or stock market regulations applicable to such Party or any of its Affiliates; provided, however, that, if possible, the Receiving Party shall provide prompt prior written notice thereof to Disclosing Party to enable it to seek a protective order or otherwise prevent or contest such disclosure and reasonably cooperate with the Disclosing Party in attempting to limit or prevent such required disclosure, or (iv) is independently developed by the Receiving Party without breach of this Agreement and without use of the other Party’s Confidential Information (unless such use is made in accordance and in compliance with the licenses granted hereunder). The Confidential Information may be disclosed by the Receiving Party in connection with a potential financing, acquisition or joint venture or collaboration of such Receiving Party or any of its Affiliates (regardless of the structure of such transaction) or the sale of such Receiving Party’s equity securities or assets, or a sublicense agreement entered into in compliance with the provisions hereof, in each case on a need-to-know-basis and provided such persons being disclosed of such information execute written non-disclosure undertakings in customary form.

15.3. The burden of proof that any disclosure falls within any of the aforesaid exclusions shall be on the Receiving Party. Where a doubt exists, as to whether any of the aforesaid exclusions apply, the Receiving Party shall give the Disclosing Party a written notice, and, if a dispute arises, then the Receiving Party shall keep such information confidential until the dispute is settled or resolved in an appropriate court of law, subject to any temporary relief which the Receiving Party shall be entitled to apply for to such court.

16.	Perpetual License

Notwithstanding any breach of this Agreement by Licensee and without limiting either Party’s right to any other remedy (including action for enforcement, damages subject to the limitations set forth hereunder, or other), the License will not be terminable by Licensor for any reason, and the Pluristem License will not be terminable by Licensee for any reason.

17.	Miscellaneous

17.1. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws rules. The Parties hereby irrevocably submit to the exclusive jurisdiction of any competent court within the district of Tel Aviv in respect of any dispute arising out of or in connection with this Agreement.

17.2. Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail, courier or confirmed email, to the addresses set forth below, or to such address as may be given by any Party from time to time by written notice to the other Parties. Any notice sent in accordance herewith shall be effective (i) if mailed, three (3) Business Days after mailing in Israel, or five (5) Business Days if mailed outside Israel, (ii) if sent by courier, on the first Business Day following delivery, and (iii) if sent via email, on the first Business Day following transmission.

To Licensor:	Pluristem Ltd.

Attn. Yaky Yanay

Email: [**]

Attn. Chen Franco-Yehuda

Email: [**]

Attn. Moran Zemel

Email: [**]

To Licensee:	Plurinuva Ltd.

Attn. Yaky Yanay

Email: [**]

Attn. Chen Franco-Yehuda

Email: [**]

Attn. Moran Zemel

Email: [**]

17.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.4. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right to excuse a similar subsequent failure to perform any such term or condition by the other Party.

17.5. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.6. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by the Parties.

17.7. In making and performing this Agreement, the Parties shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between the Parties. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

17.8. The Parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the Parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties hereto.

17.9. This Agreement shall inure solely for the benefit of the Parties and their respective successors and assigns, and no other party shall have any rights under or pursuant to this Agreement.

17.10. Each of Licensee (with respect to the License) and Licensor (with respect to the Pluristem License) shall have the right, at its own cost, to record the License or Pluristem License granted to it hereunder, as applicable, in the relevant registries (including without limitation, patent registries) anywhere in the world. The Licensor (with respect to the License) and Licensee (with respect to the Pluristem License) shall promptly provide reasonable assistance, at the Licensee’s cost (with respect to the License) or Licensor’s cost (with respect to the Pluristem License), to enable the Licensee or Licensor, as applicable, to record the License in accordance with this Section 17.10.

17.11. Tnuva shall be a third party beneficiary of the last item in Schedule 7.1.1 with respect to the Licensee’s obligation to pay Tnuva royalties under the circumstances set forth therein.

17.12. At its own expense, each Party shall, and shall use all reasonable endeavours to procure that such Party shall promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this Agreement.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

PLURISTEM LTD.	PLURINUVA LTD.

By:	/s/ Yaky Yanay	By:	/s/ Yaky Yanay
Name:	Yaky Yanay	Name:	Yaky Yanay
Title:	CEO	Title:	Chairman

By:	/s/ Chen Franco-Yehuda	By:	/s/ Chen Franco-Yehuda
Name:	Chen Franco-Yehuda	Name:	Chen Franco-Yehuda
Title:	CFO	Title:	Director